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                                                  OMB Number           3235-0104
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Merit Partners, LLC
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   (Last)               (First)                 (Middle)

527 Madison Avenue, 17th Floor
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                                    (Street)

New York,                 NY                    10022
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

10/24/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

Emertius Corporation (ESC)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)

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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                   5. Owner-
                                               3. Title and Amount of Securities                      ship
                                                  Underlying Derivative Security                      Form of
                    2. Date Exercisable           (Instr. 4)                                          Derivative
                       and Expiration Date     ---------------------------------    4. Conver-        Security:
                       (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                     ----------------------                           or               Exercise       (D) or         Indirect
                      Date       Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Security  Exer-      tion                                 of               Derivative     (I)            Ownership
   (Instr. 4)         cisable    Date          Title                  Shares           Security       (Instr.5)      (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------

Series A Convertible    *        10/24/04      Common Stock,          1,373,626      $18.20          D
Exchangeable Redeemable                        $.001 par value
Preferred Stock,
$.001 par value
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
Explanation of Responses:

MERIT PARTNERS, LLC

By: MERIT OPERATING, LLC

By: NORTHSTAR OPERATING, LLC

/s/ W. Edward Scheetz                                       November 3, 1997
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*    Any time prior to October 24, 1997.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.